Exhibit 99.1

The Middleby Corporation Reports First Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--May 12, 2010--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported net sales and earnings for the first quarter ended April 3, 2010. Net earnings for the first quarter were $13,762,000 or $0.74 per share on net sales of $160,683,000 as compared to the prior year first quarter net earnings of $14,067,000 or $0.77 per share on net sales of $181,546,000.

2010 First Quarter Financial Highlights

  Net sales decreased 11.5% in the first quarter. Excluding the impact of acquisitions, sales declined 15.4% during the first quarter. Sales of the Commercial Foodservice Group declined 16.7% for the quarter, while sales of the Food Processing Group increased 56.6% for the quarter. Sales of the Food Processing Group reflect general improvement in economic conditions and the release of orders that had been deferred due to uncertain economic environment in 2009. Sales of the Commercial Foodservice Group in the prior year reflected a large order with a major restaurant chain customer to support the rollout of a new menu program. Excluding this unusually large order, sales for the Commercial Foodservice Group were up 4.1% and total net sales increased 8.6%.
  Gross profit decreased to $63,473,000 from $68,770,000. The gross margin rate improved to 39.5% from 37.9%. The improvement in the gross margin rate reflects efficiency gains from the consolidation of production facilities and other profitability initiatives, offset in part by a less favorable sales mix.
  Operating income decreased to $26,435,000 from $28,091,000 as a result of lower sales volumes, while operating margins improved from 15.5% to 16.5%. Operating income included $3,916,000 million of non-cash depreciation and amortization in the 2010 first quarter as compared to $5,205,000 million in the 2009 first quarter.
  Net interest expense and deferred financing costs amounted to $2,475,000 in the first quarter as compared to $3,146,000 in the prior year first quarter as a result of lower average debt balances as compared to the prior year first quarter.
  Total debt at the end of the 2010 first quarter amounted to $270,976,000 as compared to $346,089,000 at the end of the first quarter 2009 and $275,641,000 at the end of fiscal 2009. Net debt continued to be reduced utilizing cash flows from operating activities. The company’s debt is financed under a $497,800,000 senior revolving credit facility that matures in December 2012.

  Provisions for income taxes amounted to $9,854,000 at a 42% effective rate in comparison to $10,594,000 at a 43% effective rate in the prior year quarter.

Selim A. Bassoul Chairman and Chief Executive Officer said, “First quarter results reflected a difficult comparison to the prior year due to a large order to a major chain customer. However, excluding the impact of this order we began to see initial improvement in sales and orders across our business units. The Food Processing Group realized a large sales increase in the first quarter as a number of orders deferred in the prior year were approved as our food processing customers have increased their capital spending plans for 2010. We also saw improving order trends in our Commercial Foodservice Group, which turned positive in the second half of the 2010 first quarter. While industry conditions still remain challenging, our restaurant customers are generally beginning to report improving results which may result in improved industry conditions later in the year.”

Mr. Bassoul continued, “We were pleased with the improvement in our gross margin rate in the first quarter, which reflects the benefit of savings from plant consolidations and other profit enhancement initiatives completed in 2009. While we expect that steel costs will adversely impact margins in future quarters, we anticipate this increase can be offset by continuing strategic initiatives to reduce supply chain costs that should benefit the second half of the year.”

Mr. Bassoul further commented, “We were pleased to recently announce our agreement to acquire PerfectFry, which will complement our industry leading platform of frying technologies. The compact design and ventless technology of this product provides a foodservice operator with the ability to offer fried foods in non-traditional locations utilizing a low cost solution. The fully enclosed design also provides for increased safety to the foodservice operator. This acquisition complements our TurboChef, CookTek, and Wells brands, establishing Middleby as a leader in ventless cooking solutions for the commercial foodservice industry.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on Thursday, May 13, 2010 and can be accessed by dialing (866) 439-4712 and providing conference code 247971# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling 1-866-439-4729 and providing code 389054#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffmann®, CookTek®, CTX®, Doyon®, frifri®, Giga®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2008 and 2009 and by Forbes as one of the Best Small Companies in 2008 and 2009.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
or
Tim FitzGerald, Chief Financial Officer, (847) 429-7744

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended
	1st Qtr, 2010	1st Qtr, 2009
Net sales	$ 160,683	$ 181,546
Cost of sales	97,210	112,776

Gross profit	63,473	68,770

Selling & distribution expenses	17,625	16,306
General & administrative expenses	19,413	24,373

Income from operations	26,435	28,091

Interest expense and deferred
financing amortization, net	2,475	3,146
Other expense, net	344	284

Earnings before income taxes	23,616	24,661

Provision for income taxes	9,854	10,594

Net earnings	$ 13,762	$ 14,067

Net earnings per share:

Basic	$ 0.78	$ 0.80

Diluted	$ 0.74	$ 0.77

Weighted average number shares:

Basic	17,754	17,584

Diluted	18,716	18,170

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Apr 3, 2010	Jan 2, 2010
ASSETS

Cash and cash equivalents	$ 8,295	$ 8,363
Accounts receivable, net	83,735	78,897
Inventories, net	89,328	90,640
Prepaid expenses and other	8,672	9,914
Prepaid taxes	--	5,873
Current deferred tax assets	23,609	23,339
Total current assets	213,639	217,026

Property, plant and equipment, net	47,371	47,340

Goodwill	358,035	358,506
Other intangibles	187,073	189,572
Other assets	4,542	3,902

Total assets	$ 810,660	$ 816,346

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$ 7,015	$ 7,517
Accounts payable	39,041	38,580
Accrued expenses	82,871	100,259
Total current liabilities	128,927	146,356

Long-term debt	263,961	268,124
Long-term deferred tax liability	14,375	14,187
Other non-current liabilities	44,124	45,024

Stockholders’ equity	359,273	342,655

Total liabilities and stockholders’ equity	$ 810,660	$ 816,346